Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter 2021 Financial Results

●	Full year – record licensing, NRE and related revenue and number of customer agreements concluded, totaling $72.8 million and 73, respectively
●	Full year – record royalty revenue of $49.9 million, from CEVA-powered shipments of more than 1.6 billion units – 52 CEVA-powered devices every second in 2021
●	Q4 – Record revenues for third consecutive quarter
●	Q4 – Strategic agreements concluded with key customers for 5G fixed wireless access, Wi-Fi 7, Edge AI and first integrated IP solutions deal

Rockville, MD, February 15, 2022 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Total revenue for the fourth quarter of 2021 was $34.1 million, an all-time record high and a 21% increase compared to $28.1 million reported for the fourth quarter of 2020. Fourth quarter 2021 licensing, non-recurring engineering (NRE) and related revenue was $21.3 million, an increase of 77% when compared to $12.1 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2021 was $12.7 million, a decrease of 21% when compared to $16.1 million reported for the fourth quarter of 2020. Non-GAAP licensing, NRE and related revenues for the fourth quarter of 2021 was $21.5 million and non-GAAP total revenue for the fourth quarter of 2021 was $34.2 million. Non-GAAP licensing, NRE and related revenues and non-GAAP total revenues for the fourth quarter of 2021, both included a $0.2 million purchase price allocation adjustment associated with the Intrinsix acquisition.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “Our record fourth quarter revenue and strong overall performance highlight the incredible demand for our comprehensive IP and chip design portfolio. In licensing, we concluded strategic agreements in 5G Fixed Wireless Access, Wi-Fi 7, Edge AI and the first integrated IP solution agreement combining IP and Intrinsix chip design. Royalties were impacted by the continued ramp down of 4G smartphones by a large Tier 1 OEM, but our base station & IoT product category continued to thrive, with quarterly revenue up 21% year-over-year from more than 330 million CEVA-powered smart and connected devices.”

Mr. Wertheizer continued: “2021 was a transformative year for CEVA as we expanded our technology proposition to address the abundant opportunities for comprehensive solutions that involve the combination of IP and chip design. Our record year is the result of our long-term strategic mission to grow and diversify our business and customer base beyond handset modems. This can be clearly seen by secular growth in our base station & IoT royalties, which grew 28% year over year to $28.6 million, resulting from 1.3 billion CEVA-powered devices, which more than offset the ramp down of 4G smartphones by the large Tier 1 OEM. We continue forming tighter relationships with key customers that trust our excellence and are interested in expanding the scope of business beyond IP licensing toward integrated IP solutions, where we benefit from a higher revenue share. This is evident in our record licensing, NRE and related revenue, which grew 39% year-over-year to $72.8 million. Heading into 2022, we’re invigorated and excited to address the huge opportunities ahead for the Company, and ultimately drive more value for our shareholders.”

During the quarter, 20 IP license and NRE agreements were concluded, targeting a wide variety of smart and connected use cases, including 5G for fixed wireless access, next-generation Wi-Fi 7 for access points, Edge AI for ADAS, 3D audio headsets, wireless audio and Bluetooth and Wi-Fi connectivity for a broad range of IoT applications. Four agreements were with first-time customers. Geographically, seven of the deals signed were in China, six in the U.S., six in APAC, and one in Europe.

GAAP operating income for the fourth quarter was $1.6 million, as compared to a GAAP operating income of $2.4 million for the same period in 2020. GAAP net income for the fourth quarter of 2021 was $3.9 million, as compared to a GAAP net income of $0.6 million reported for the same period in 2020. GAAP diluted earnings per share for the fourth quarter of 2021 was $0.17, as compared to a GAAP diluted earnings per share of $0.03 for the same period in 2020.

Non-GAAP operating income for the fourth quarter of 2021 increased 8% to $7.2 million from $6.7 million reported for the fourth quarter of 2020. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2021 increased 13% and 10%, respectively, to $5.3 million and $0.22, respectively, from $4.7 million and $0.20 reported for the fourth quarter of 2020.

Non-GAAP operating income for the fourth quarter of 2021 excluded: (a) equity-based compensation expenses of $3.5 million, (b) the impact of the amortization of acquired intangibles of $1.6 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition and (d) an addition of $0.2 million in licensing, NRE and related revenues associated with purchase price allocation for the Intrinsix acquisition. Non-GAAP operating income for the fourth quarter of 2020 excluded: (a) equity-based compensation expenses of $3.6 million and (b) the impact of the amortization of acquired intangibles of $0.8 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2021 excluded: (a) equity-based compensation expenses, net of taxes, of $2.7 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $1.4 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition, (d) $1.5 million of income, net of taxes associated with the reevaluation of an investment in another company, (e) $1.7 million of income tax benefit associated with the purchase price allocation related to the Intrinsix acquisition and (f) an addition of $0.2 million in licensing, NRE and related revenues associated with purchase price allocation for the Intrinsix acquisition. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.4 million, and (b) the impact of the amortization of acquired intangible and other assets, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Full Year 2021 Review

Total revenue for 2021 was $122.7 million, an increase of 22%, when compared to $100.3 million reported for 2020. Licensing, NRE and related revenue for 2021 was a record $72.8 million, an increase of 39%, when compared to $52.5 million reported for 2020. Royalty revenue for 2021 was a record $49.9 million, representing an increase of 4%, as compared to $47.8 million reported for 2020.

GAAP operating income for 2021 was $3.5 million, as compared to a GAAP operating loss of $0.8 million reported for 2020. GAAP net income and diluted earnings per share for 2021 were $0.4 million and $0.02, respectively, compared to U.S GAAP net loss and diluted loss per share of $2.4 million and $0.11, respectively, reported for 2020.

Non-GAAP operating income for 2021 increased 43% to $22.7 million from $15.9 million reported for 2020. Non-GAAP net income and diluted earnings per share for 2021 were $15.3 million and $0.65, respectively, representing an increase of 11% and 8%, respectively, over $13.7 million and $0.60 reported for 2020.

Non-GAAP operating income for 2021 excluded (a) equity-based compensation expenses of $13.1 million, (b) the impact of the amortization of acquired intangibles of $4.3 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $1.7 million of costs associated with the Intrinsix acquisition and (d) an addition of $0.2 million in licensing, NRE and related revenues associated with purchase price allocation for the Intrinsix acquisition. Non-GAAP operating income for 2020 excluded: (a) equity-based compensation expenses of $13.6 million and (b) the impact of the amortization of acquired intangibles of $3.0 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Non-GAAP net income and diluted earnings per share for 2021 excluded (a) equity-based compensation expenses, net of taxes, of $12.2 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $4.0 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $1.7 million of costs associated with the Intrinsix acquisition, (d) $1.5 million of income, net of taxes associated with the reevaluation of an investment in another company (e) $1.7 million of income tax benefit associated with the purchase price allocation related to the Intrinsix acquisition and (f) an addition of $0.2 million in licensing, NRE and related revenues associated with purchase price allocation for the Intrinsix acquisition. Non-GAAP net income and diluted earnings per share for 2020 excluded (a) equity-based compensation expense, net of taxes, of $13.4 million, and (b) the impact of the amortization of acquired intangible assets, net of taxes, of $2.7 million associated with the acquisition of the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “2021 was a remarkable year for CEVA as our business continues to benefit from accelerated digitalization of everything. To expedite our growth and further exploit the opportunities for a broader offering of IP and chip design, we acquired Intrinsix Corp. With this acquisition, we also strengthened our presence in the U.S., gained access to the lucrative aerospace & defense markets and diversified our revenue streams geographically. At the end of the year, our balance sheet remains very strong, with our cash and cash equivalent balances, marketable securities and bank deposits of approximately $155 million, and no debt.”

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/44317. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 1887136) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 22, 2022. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about growth in demand for CEVA’s IP and chip design portfolio, growth in the base station and IoT product category, and expectations for 2022, and Mr. Arieli’s guidance regarding the potential benefits of CEVA’s acquisition of Intrinsix. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence. These technologies are offered in combination with our Intrinsix IP integration services, helping our customers address their most complex and time-critical integrated circuit design projects. Leveraging our technologies and chip design skills, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial, aerospace & defense and IoT.

Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6/6E (802.11n/ac/ax), Ultra-wideband (UWB) and NB-IoT are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing, NRE and related revenues	$21,327	$12,068	$72,827	$52,513
Royalties	12,730	16,077	49,879	47,813

Total revenues	34,057	28,145	122,706	100,326

Cost of revenues	5,923	2,490	16,827	10,749

Gross profit	28,134	25,655	105,879	89,577

Operating expenses:
Research and development, net	18,694	16,315	72,504	62,010
Sales and marketing	3,504	3,135	12,861	11,907
General and administrative	3,762	3,223	14,296	14,116
Amortization of intangible assets	618	575	2,710	2,307

Total operating expenses	26,578	23,248	102,371	90,340

Operating income (loss)	1,556	2,407	3,508	(763)
Financial income (loss), net	(149)	595	196	3,284
Reevaluation of investment in other company	1,984	—	1,984	—

Income before taxes on income	3,391	3,002	5,688	2,521
Income tax expense (benefit)	(487)	2,367	5,292	4,900

Net Income (loss)	$3,878	$635	$396	$(2,379)

Basic net income (loss) per share	$0.17	$0.03	$0.02	$(0.11)
Diluted net income (loss) per share	$0.17	$0.03	$0.02	$(0.11)
Weighted-average shares used to compute net income (loss) per share (in thousands):
Basic	22,977	22,249	22,819	22,107
Diluted	23,359	22,911	23,251	22,107

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$3,878	$635	$396	$(2,379)
Equity-based compensation expense included in cost of revenues	309	166	818	639
Equity-based compensation expense included in research and development expenses	1,852	1,759	7,287	6,874
Equity-based compensation expense included in sales and marketing expenses	441	542	1,626	2,038
Equity-based compensation expense included in general and administrative expenses	946	1,099	3,324	4,085
Income tax benefit related to equity-based compensation expenses	(842)	(196)	(842)	(256)
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix in 2021 and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	1,388	685	3,959	2,746
Costs associated with the Intrinsix acquisition	342	-	1,730	-
Income associated with the reevaluation of investment in other company, net of taxes.	(1,528)	-	(1,528)	-
Income tax benefit and additional NRE revenues associated with the purchase price allocation (PPA) related to Intrinsix acquisition	(1,481)	-	(1,481)	-
Non-GAAP net income	$5,305	$4,690	$15,289	$13,747
GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) and earning per share (in thousands)	23,359	22,911	23,251	22,107
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	375	305	314	979
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,734	23,216	23,565	23,086

GAAP diluted earnings (loss) per share	$0.17	$0.03	$0.02	$(0.11)
Equity-based compensation expense, net of taxes	$0.10	$0.14	$0.51	$0.59
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.06	$0.03	$0.17	$0.12
Costs associated with the Intrinsix acquisition	$0.01	-	$0.07	-
Income associated with the reevaluation of investment in other company, net of taxes.	$(0.06)	-	$(0.06)	-
Income tax benefit and additional NRE revenues associated with the purchase price allocation (PPA) related to Intrinsix acquisition	$(0.06)	-	$(0.06)	-
Non-GAAP diluted earnings per share	$0.22	$0.20	$0.65	$0.60

GAAP revenues - Licensing, NRE and related revenues	$21,327	$12,068	$72,827	$52,513
Purchase price allocation (PPA) for the Intrinsix acquisition	180		180
Non-GAAP Licensing, NRE and related revenues	21,507	12,068	73,007	52,513
Royalties	12,730	16,077	49,879	47,813
Total non-GAAP revenues	$34,237	$28,145	$122,886	$100,326

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP Operating Income (loss)	$1,556	$2,407	$3,508	$(763)
Equity-based compensation expense included in cost of revenues	309	166	818	639
Equity-based compensation expense included in research and development expenses	1,852	1,759	7,287	6,874
Equity-based compensation expense included in sales and marketing expenses	441	542	1,626	2,038
Equity-based compensation expense included in general and administrative expenses	946	1,099	3,324	4,085
Amortization of intangible assets related to acquisition of Intrinsix in 2021 and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	1,614	760	4,260	3,047
Costs associated with the Intrinsix acquisition	342	-	1,730	-
Purchase price allocation (PPA) for the Intrinsix acquisition	180		180
Total non-GAAP Operating Income	$7,240	$6,733	$22,733	$15,920

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2021	2020(*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$33,153	$21,143
Marketable securities and short-term bank deposits	121,708	108,987
Trade receivables, net	14,644	14,765
Unbilled receivables	12,805	16,459
Prepaid expenses and other current assets	6,670	6,205
Total current assets	188,980	167,559
Long-term assets:
Bank deposits	-	29,529
Severance pay fund	10,175	10,535
Deferred tax assets, net	15,850	10,826
Property and equipment, net	6,765	7,586
Operating lease right-of-use assets	8,827	9,052
Goodwill	74,777	51,070
Intangible assets, net	14,607	10,836
Other long-term assets	8,678	9,959
Total assets	$328,659	$306,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,464	$894
Deferred revenues	8,661	2,434
Accrued expenses and other payables	22,041	21,883
Operating lease liabilities	3,274	2,969
Total current liabilities	35,440	28,180

Long-term liabilities:
Accrued severance pay	10,551	11,226
Operating lease liabilities	5,130	5,772
Other accrued liabilities	806	885
Total liabilities	51,927	46,063

Stockholders’ equity:
Common stock	23	22
Additional paid in-capital	235,386	233,172
Treasury stock	(13,790)	(30,133)
Accumulated other comprehensive income (loss)	(372)	478
Retained earnings	55,485	57,350
Total stockholders’ equity	276,732	260,889
Total liabilities and stockholders’ equity	$328,659	$306,952

(*) Derived from audited financial statements